EXHIBIT 23.3
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S3 No. 333-118746, No. 333-124105, No. 333-125423 and No. 333-204235 and Forms S8 No. 333-164428, No. 333-174448, No. 333-108335, No. 333-132440 and No. 333-202729) of Ashford Hospitality Trust, Inc., of our report dated March 31, 2015, with respect to the consolidated financial statements of PIM Highland Holding LLC and subsidiaries at December 31, 2014, and for the two years then ended, included in this Form10-K/A - Amendment No. 1 to the Annual Report on Form 10-K of Ashford Hospitality Trust, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Dallas, Texas
March 15, 2016